                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                        POTOMAC ELECTRIC POWER COMPANY
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                         [LOGO OF PEPCO APPEARS HERE]

                         POTOMAC ELECTRIC POWER COMPANY

                        1900 PENNSYLVANIA AVENUE, N. W.

                            WASHINGTON, D. C. 20068

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    ----------------------------------------

                                                                  March 17, 1995

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Potomac Electric Power Company will be held at 10:00 a.m. on Wednesday, April 26, 1995, at The Capital Hilton Hotel, 16th and K Streets, N. W., Washington, D. C. for the following purposes:

 1. To elect four directors to serve for three years, and one director to serve for one year;

 2. To consider and take action with respect to a shareholder proposal relating to the election of directors, if such proposal is brought before the meeting; and

 3. To transact such other business as may properly be brought before the meeting.

  The holders of the Common Stock of the Company of record at the close of business on Tuesday, March 7, 1995, will be entitled to vote on each of the above matters.

                                      By order of the Board of Directors,

                                         WILLIAM T. TORGERSON
                                              Secretary

                                 -------------

                                   IMPORTANT
                                   ---------

  YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

  EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY.

  IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                           PLEASE DATE AND SIGN YOUR
                             PROXY AND RETURN IT IN
                             THE ENVELOPE PROVIDED

                         THANK YOU FOR ACTING PROMPTLY

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS

                        POTOMAC ELECTRIC POWER COMPANY

                                                                 March 17, 1995

  This statement is furnished in connection with a solicitation of proxies by the Board of Directors of Potomac Electric Power Company (the "Company"), 1900 Pennsylvania Avenue, N.W., Washington, D.C. 20068, to be used at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. on Wednesday, April 26, 1995, at The Capital Hilton Hotel, 16th and K Streets, N.W., Washington, D.C., and at any adjournment thereof, for the purposes set forth in the foregoing notice of meeting. Properly executed proxies received prior to closing of the polls during the meeting will be voted in the manner set forth on the proxy unless specifically otherwise directed by the shareholder, in which case they will be voted as directed. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time by delivering notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company before the proxy is voted, and shareholders who are present at the meeting may revoke their proxies and vote in person.

  At the close of business on Tuesday, March 7, 1995, the Company had outstanding 118,248,594 shares of Common Stock of the par value of $1 per share (the "Common Stock"), and the then holders of record thereof will be entitled to one vote for each share so held by them on each of the matters to be considered at the meeting.

  The Annual Report to Shareholders for the fiscal year ended December 31, 1994, including financial statements, was mailed on or about February 24, 1995 to all shareholders. Such Report is not a part of the proxy soliciting material.

                           1. ELECTION OF DIRECTORS

  At the meeting, four directors are to be elected to hold office for three-year terms, and until their respective successors shall have been elected and qualified. In addition, one director is to be elected to hold office for one year to fill the unexpired term of W. Reid Thompson, a director of the Company for the past twenty-four years, who has reached the mandatory retirement age for directors. Twelve directors constitute the entire Board of Directors.

  It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the nominees named below, all but one of whom are now serving as directors, unless such authority is withheld. The Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors. Nominees receiving the greatest number of votes shall be elected. Shares as to which authority to vote is withheld will not be voted for the election of directors.

                       NOMINEES FOR ELECTION AS DIRECTORS

                           FOR TERM EXPIRING IN 1998


[PHOTO OF H. LOWELL     H. LOWELL DAVIS, age 62, has been Vice Chairman and
DAVIS APPEARS HERE]     Chief Financial Officer of the Company since 1983. He
                        has been a director of the Company since 1973 and is a member of the Executive Committee. Mr. Davis is a director of AVEMCO Corporation. He owns 52,832 shares of the common stock of the Company.


[PHOTO OF JOHN M.       JOHN M. DERRICK, JR., age 55, has been President of
DERRICK, JR. APPEARS    the Company since December 1992. He has been Chief
HERE]                   Operating Officer since 1989. From 1989 to December
                        1992 he served as Executive Vice President of the Company. Mr. Derrick has been a director of the Company since 1994. He owns 14,674 shares of the common stock of the Company.

[PHOTO OF PETER F.      PETER F. O'MALLEY, age 56, has been Of Counsel to
O'MALLEY APPEARS        O'Malley, Miles, Nylen & Gilmore, P.A., a law firm in
HERE]                   Calverton, Maryland since 1989. He has been a director
                        of the Company since 1982 and is Chairman of the Finance Committee and a member of the Human Resources
                        Committee. Mr. O'Malley is a director of Legg Mason,
                        Inc. and Giant Food Inc. He owns 1,828 shares of the common stock of the Company.

[PHOTO OF LOUIS A.      LOUIS A. SIMPSON, age 58, has been President and Chief
SIMPSON APPEARS HERE]   Executive Officer of Capital Operations (investments),
                        GEICO Corporation, Washington, D.C. since May 1993.
                        From 1985 to May 1993 he served as Vice Chairman of
                        GEICO Corporation. He has been a director of the Com-pany since December 1990, and is a member of the Audit
                        Committee and FinanceCommittee. Mr. Simpson is a di-rector of GEICO Corporation and Salomon Inc. He owns
                        2,000 shares of the common stock of the Company.

                       NOMINEE FOR ELECTION AS DIRECTOR

                           FOR TERM EXPIRING IN 1996

[PHOTO OF A. THOMAS     A. THOMAS YOUNG, age 56, has been President and Chief
YOUNG APPEARS HERE]     Operating Officer since 1990 of Martin Marietta
                        Corporation, a company based in Bethesda, Maryland operating in the fields of aerospace, electronics, information management and energy, and producing materials for construction and industrial applications. He is a director of Martin Marietta
                        Corporation, Cooper Industries, Inc. and The Dial
                        Corp. Mr. Young was nominated as a director of the Company in December 1994. He owns 1,000 shares of the common stock of the Company.

                        DIRECTORS CONTINUING IN OFFICE

                             TERM EXPIRES IN 1996


[PHOTO OF ROGER R.      ROGER R. BLUNT, SR., age 64, is Chairman of the Board,
BLUNT, SR. APPEARS      President and Chief Executive Officer of Blunt
HERE]                   Enterprises, Inc. (general contracting and
                        construction management), a Washington-based holding company, that includes Essex Construction Corporation, of which he is Chief Executive Officer, and Tyroc
                        Construction Corporation, of which he is Chairman of the Board and Chief Executive Officer. Mr. Blunt has been a director of the Company since 1984 and is Chairman of the Audit Committee and a member of the Executive Committee and Nominating Committee. He owns
                        319 shares of the common stock of the Company.

[PHOTO OF A. JAMES      A. JAMES CLARK, age 67, is Chairman of the Board and
CLARK APPEARS HERE]     President of Clark Enterprises, Inc. (general
                        contracting), a holding company based in Bethesda, Maryland that includes Omni Construction, Inc., The
                        Clark Construction Group, Inc., of which he is Chairman of the Board and President, and The George
                        Hyman Construction Company, of which he is Chairman of the Board (and was Chief Executive Officer until
                        1989). He has been a director of the Company since
                        1977 and is Chairman of the Human Resources Committee and a member of the Finance Committee. Mr. Clark is a director of Carr Realty Corporation, GEICO Corporation and Martin Marietta Corporation. He owns 6,100 shares of the common stock of the Company. Clark Enterprises, Inc., of which Mr. Clark is the majority owner, owns
                        79,864 shares of the common stock of the Company. Mr.
                        Clark has sole voting and investment power with respect to the shares held by that company.

[PHOTO OF ANN D.        ANN D. MCLAUGHLIN, age 53, is former United States
MCLAUGHLIN APPEARS      Secretary of Labor, has been President of the Federal
HERE]                   City Council since 1990 and Vice Chairman of The Aspen
                        Institute since 1993. She served as President and Chief Executive Officer of the New American Schools
                        Development Corporation from July 1992 to 1993. She is a member of the Board of Trustees of The Urban
                        Institute, Washington, D.C. She has been a director of the Company since January 1991, and is Chairman of the Nominating Committee and a member of the Human
                        Resources Committee. Ms. McLaughlin is a director of AMR Corporation/American Airlines, Inc., General
                        Motors Corporation, Kellogg Company, Nordstrom Inc.,
                        Union Camp Corporation, Vulcan Materials Company, and
                        Host Marriott Corporation. She owns 459 shares of the common stock of the Company.

                         DIRECTORS CONTINUING IN OFFICE

                              TERM EXPIRES IN 1997


[PHOTO OF RICHARD E.    RICHARD E. MARRIOTT, age 56, has been Chairman of the
MARRIOTT APPEARS HERE]  Board of Host Marriott Corporation, a company based in
                        Bethesda, Maryland consisting of real estate holdings and airport and toll road concession operations, since
                        October 1993. From 1986 to October 1993 he served as
                        Vice Chairman and Executive Vice President of the
                        Marriott Corporation, a hotel and hospitality company.
                        Mr. Marriott has been a director of the Company since
                        1993 and is a member of the Human Resources Committee and the Nominating Committee. Mr. Marriott is a director of Marriott International. He owns 100 shares of the common stock of the Company.

[PHOTO OF DAVID O.      DAVID O. MAXWELL, age 64, is Retired Chairman of the
MAXWELL APPEARS HERE]   Board and Chief Executive Officer of the Federal
                        National Mortgage Association, a position he held from 1981-1991. Mr. Maxwell has been a director of the Company since 1993 and is a member of the Audit
                        Committee and the Human Resources Committee. He is a director of the Hechinger Company, Kaufman and Broad
                        Home Corporation, SunAmerica Inc. and Financial
                        Security Assurance Holdings Ltd. He owns 500 shares of the common stock of the Company.

[PHOTO OF FLORETTA D.   FLORETTA D. MCKENZIE, age 59, was the founder in 1987
MCKENZIE APPEARS HERE]  and is the President of The McKenzie Group (educa-
                        tional consulting firm). Dr. McKenzie has been a di-rector of the Company since 1988 and is a member of the Audit Committee and the Executive Committee. Dr.
                        McKenzie is a director of Marriott International. She owns 319 shares of the common stock of the Company.

[PHOTO OF EDWARD F.     EDWARD F. MITCHELL, age 63, has been Chairman of the
MITCHELL APPEARS HERE]  Board of the Company since December 1992. He has been
                        Chief Executive Officer since September 1989. From
                        1983 to December 1992, he served as President of the Company. He has been a director of the Company since
                        1980, and is a member of the Executive Committee. He owns 46,125 shares of the common stock of the Company.

  As of March 7, 1995, Mr. Paul Dragoumis and Mr. Dennis R. Wraase, non-director officers, each of whom is listed in the Summary Compensation Table, owned 10,919 and 12,504 shares, respectively, and all directors, nominees, and executive officers as a group, owned 431,374 shares of the common stock of the Company, representing less than 1% of the shares outstanding.

  The Board of Directors held seven meetings in 1994. The Company has standing Executive, Audit, Finance, Human Resources and Nominating Committees of the Board of Directors.

  The Audit Committee held four meetings in 1994. The Committee's duties and responsibilities include recommending to the Board the engagement of the independent accountant, approving the plan and scope of the audit and the fee before the audit begins and, following the audit, reviewing the results with the independent accountant and its comments on the Company's system of internal accounting controls. The Committee also reviews with the Company's General Auditor the plan, scope and results of internal audits and his comments on the Company's system of internal accounting controls. It further reviews with management, the independent accountant and the General Auditor the accounting principles applied in financial reporting and the reports relating to compliance with the Company's statements of policy relating to conflicts of interest. The Committee reports its activities to the Board periodically and makes such recommendations and findings concerning any audit or related matter as it deems appropriate.

  In carrying out these functions, the Audit Committee represents the Board in discharging its responsibility of oversight, but the existence of the Committee does not alter the traditional roles and responsibilities of the Company's management and the independent accountant with respect to the accounting and control functions and financial statement presentation.

  The Nominating Committee, composed entirely of independent, non-employee directors, held three meetings in 1994. The Committee recommends to the Board candidates for nomination for election as directors. The Committee will consider nominees recommended by shareholders upon the receipt, no later than the deadline for receipt of shareholder proposals, of information concerning the name, business address, occupation, qualifications and share holdings of the proposed nominee.

  The Human Resources Committee held five meetings in 1994. The Committee recommends to the Board the annual salary administration program for all exempt employees, including specific salary recommendations for senior officers and employees, and administers the executive compensation plans. The Committee also makes recommendations to the Board with respect to the Company's General Retirement Plan, other benefit plans, and officer and senior management succession.

  Each of the Company's directors, except directors who are employees of the Company, is paid an annual retainer of $26,000, plus a fee of $1,000 for each Board and committee meeting attended. The Company has a Retirement Plan for Directors under which directors retiring at or after age 65 will receive, for life, or for lesser periods depending on the length of the director's non-employee board service, annual benefits equal to the retainer fee for directors in effect at the time of retirement, with limited death benefits to a surviving spouse. The Company also has a Stock Compensation Plan for the Board of Directors under which directors of the Company may elect to receive up to 100% of their retainers in shares of the Company's Common Stock. In 1982 the Company established deferred compensation plans which permit directors to defer annual retainer and meeting fee payments.

                          SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION
                                  ---------------------------------   LONG-TERM
                                                     OTHER ANNUAL   INCENTIVE PLAN      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY   BONUS   COMPENSATION/1/   PAYOUTS/2/   COMPENSATION/3/,/4/
- ---------------------------  ---- -------- -------- --------------- -------------- -------------------
Edward F. Mitchell           1994 $553,333 $      0     $79,716        $95,568           $58,800
Chairman of the Board        1993  540,000  218,700      66,131              0            53,153
and Chief Executive Officer  1992  521,667        0      54,864              0            24,265

H. Lowell Davis              1994 $408,000 $      0     $56,192        $72,710           $44,354
Vice Chairman and            1993  400,000  162,000      49,927              0            44,227
Chief Financial Officer      1992  388,333        0      43,543              0            20,520

John M. Derrick, Jr.         1994 $333,333 $      0     $ 9,970        $41,546           $37,674
President                    1993  300,000  121,500       9,312              0            32,354
                             1992  241,667        0       8,490              0            12,002

Paul Dragoumis               1994 $236,667 $ 27,216     $16,677        $34,913           $28,573
Executive Vice President     1993  232,000   76,850      15,498              0            27,524
                             1992  228,000        0      14,126              0            12,088

Dennis R. Wraase             1994 $190,667 $ 26,693     $ 3,004        $27,085           $24,609
Senior Vice President        1993  186,000   73,238       2,945              0            24,947
                             1992  182,000        0       2,807              0             8,983

- --------------------
/1/Other Annual Compensation

  Amounts in this column represent above-market earnings on deferred compensation funded by Company owned life insurance policies held in trust, assuming the expected retirement at age 65. The amounts are reduced if the executive terminates employment prior to age 62 for any reason other than death, total or permanent disability or a change in control of the Company. In the event of a change in control and termination of the participant's employment, a lump sum payment will be made equal to the net present value of the expected payments at age 65 discounted using the Pension Guaranty Corporation immediate payment interest rate plus one-half of one percent. The Company has purchased the policies on participating individuals under a program designed so that if assumptions as to mortality experience, policy return and other factors are realized, the compensation deferred and the death benefits payable to the Company under such insurance policies will cover all premium payments and benefit payments projected under this program, plus a factor for the use of Company funds.

/2/Long-Term Incentive Plan Payouts

  Amounts in this column represent the value of the vested long-term restricted stock granted under the terms of the Company's Executive Restricted Stock Performance Award Program for the three-year performance cycle ended December 31, 1993. Under the terms of the plan, fifty percent of the restricted stock awards made in 1994 for the performance cycle ended December 31, 1993 vested on January 1, 1995 and the remaining fifty percent will vest on January 1, 1996, subject to the participant's continued Company employment. Amounts shown above reflect the value of the shares which vested January 1, 1995, based on the average of the high and low stock price on the New York Stock Exchange on December 30, 1994.

/3/Restricted Stock

  The number and market value of the non-vested restricted shares at December 31, 1994 for the executives listed above are: 9,201 shares or $169,068 for Mr. Mitchell, 7,158 shares or $131,528 for Mr. Davis, 3,662 shares or $67,289 for Mr. Derrick, 3,300 shares or $60,638 for Mr. Dragoumis and 2,875 shares or $52,828 for Mr. Wraase. In the event of change in control and subsequent termination or diminution of duties, the balance of the restricted shareholdings becomes vested immediately.

/4/All Other Compensation

  Amounts in this column consist of (i) Company contributions to the Savings Plan for Exempt Employees of $7,000 for Messrs. Mitchell, Davis, Derrick, Dragoumis and Wraase, respectively, for 1994, (ii) Company contributions to the Executive Deferred Compensation Plan due to Internal Revenue Service limitations on maximum contributions to the Savings Plan for Exempt Employees of $14,415, $8,906, $7,541, $3,900 and $1,830 for Messrs. Mitchell, Davis,
Derrick, Dragoumis and Wraase, respectively, for 1994, (iii) the term life insurance portion of life insurance written on a split-dollar basis of $5,687, $3,555, $1,152, $1,985, and $718 for Messrs. Mitchell, Davis, Derrick, Dragoumis and Wraase, respectively, for 1994, and (iv) the interest on employer paid premiums for split-dollar life insurance of $31,698, $24,893, $21,981, $15,688 and $15,061 for Messrs. Mitchell, Davis, Derrick, Dragoumis and Wraase, respectively, for 1994. The split-dollar life insurance contract provides death benefits to the executive's beneficiaries of approximately three times the executive's annual salary. The split-dollar program is designed so that, if the assumptions made as to mortality experience, policy return and other factors are realized, the Company will recover all plan costs, including a factor for the use of Company funds. The split-dollar policy provides a cash surrender value to each participant in excess of any premiums paid.

              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                             PERFORMANCE OR
                              OTHER PERIOD
                                  UNTIL                       THRESHOLD
                              MATURATION OR      MINIMUM      NUMBER OF     MAXIMUM
    NAME                         PAYOUT      NUMBER OF SHARES  SHARES   NUMBER OF SHARES
    ----                     --------------- ---------------- --------- ----------------
    Edward F. Mitchell...... January 1, 1998         0          1,002        7,517
                             January 1, 1999         0          1,002        7,517
    H. Lowell Davis......... January 1, 1998         0            742        5,569
                             January 1, 1999         0            742        5,568
    John M. Derrick, Jr..... January 1, 1998         0            557        4,177
                             January 1, 1999         0            557        4,176
    Paul Dragoumis.......... January 1, 1998         0            345        2,584
                             January 1, 1999         0            345        2,584
    Dennis R. Wraase........ January 1, 1998         0            290        2,172
                             January 1, 1999         0            290        2,171

  The above table reflects the share awards available under the Company's Executive Restricted Stock Performance Award Program for the three-year performance cycle beginning January 1, 1994. The Plan provides for the award of restricted stock based on comparisons of Company performance to the Salomon Brothers Electric Utilities index. The awards are based on total return to shareholders over the three-year performance cycle and market-to-book ratios for the same periods. Each of these two performance measures is given equal weight. For a participant to receive the maximum award, the Company's total return to shareholders and market-to-book ratio each must be in the top five of all companies included in the Salomon Brothers Electric Utilities index. Generally the Company results must be above the median of the companies contained in the index for a participant to receive any award. Actual grants, if any, will not be determined until the end of the performance cycle and shares earned based on performance will vest in two equal installments on January 1 of each of the two years commencing one year after the end of the performance cycle. No dividends are paid on awards until actual grants are made.

                               PENSION PLAN TABLE

                                        ANNUAL RETIREMENT BENEFITS
                           -----------------------------------------------------
  AVERAGE ANNUAL SALARY                        YEARS IN PLAN
   IN FINAL THREE YEARS    -----------------------------------------------------
      OF EMPLOYMENT           15       20       25       30       35       40
  ---------------------    -------- -------- -------- -------- -------- --------
$150,000.................. $ 39,000 $ 53,000 $ 66,000 $ 79,000 $ 92,000 $105,000
$250,000.................. $ 66,000 $ 88,000 $109,000 $131,000 $153,000 $175,000
$350,000.................. $ 92,000 $123,000 $153,000 $184,000 $214,000 $245,000
$450,000.................. $118,000 $158,000 $197,000 $236,000 $276,000 $315,000
$550,000.................. $144,000 $193,000 $241,000 $289,000 $337,000 $385,000
$650,000.................. $171,000 $228,000 $284,000 $341,000 $398,000 $455,000
$750,000.................. $197,000 $263,000 $328,000 $394,000 $459,000 $525,000

  The Company's General Retirement Plan provides participants benefits after five years of service based on the average salary (the term salary being equal to the amounts contained in the Salary column of the Summary Compensation Table) for the final three years of employment and years in the Plan at the time of retirement. Normal retirement age under the Plan is 65. Plan benefits are subject to an offset for any Social Security benefits. Benefits under the Plan may be reduced under certain provisions of the Internal Revenue Code, as amended, and by salary deferrals under the Company's deferred compensation plans (other than CODA contributions made under the Savings Plan). Where any such reductions occur, the Company will pay (as an operating expense) a retirement supplement to eligible executives designed to maintain total retirement benefits at a formula level of the Plan. In order to attract and retain executives, the Company provides supplemental retirement benefits for executives who retire under the terms of the General Retirement Plan and are at least 59 years of age, which increases the average salary by the average of the highest three annual incentive awards out of the last five consecutive years. The annual incentive amounts are equal to the amounts shown in the Bonus column of the Summary Compensation Table. The current age, years of credited service and compensation used to determine retirement benefits for the above-named officers are as follows: Mr. Mitchell, 63 and 38 years of credit, $654,928; Mr. Davis, 62 and 37 years of credit, $485,778; Mr. Derrick, 55 and 33 years of credit, $350,222; Mr. Dragoumis, 60 and 29 years of credit, $283,522; and Mr. Wraase, 50 and 25 years of credit, $233,727. Annual benefits at age 65 (including the effect of the Social Security offset) are illustrated in the table above.

  Included in the years of credited service for Mr. Dragoumis are additional years of service resulting from an agreement dated July 17, 1976 which provides retirement benefits to him as though he had not had any interruption in employment. Mr. Dragoumis joined the Company on September 1, 1971. In 1975 he resigned to accept an executive appointment with the United States government. He returned to the Company after approximately one year of Federal service.

           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Human Resources Committee of the Board of Directors is composed entirely of independent, non-employee directors. The Committee's role includes review of the performance of elected officers and other executives in connection with executive compensation programs designed to provide a strong and direct link between compensation, executive performance and the current and long-term level of Company performance. The Committee recommends specific officer salaries to the Board of Directors. The Committee also establishes and recommends to the Board performance guidelines under the Executive Incentive Compensation Plan, approves payments made pursuant to that Plan and recommends the structure of compensation and amounts of awards under the Long-Term Incentive Plan approved by the shareholders effective July 1, 1986. The Committee also reviews other elements of compensation and benefits, making recommendations to the Board as appropriate. The Committee carries out these responsibilities with assistance from consulting firms and with such input from the Chief Executive Officer and management as it deems appropriate.

OFFICER COMPENSATION PHILOSOPHY

  The Company's compensation philosophy reflects a commitment to attract and retain key executives with a program which compensates executive officers competitively with other companies in the industry while rewarding executives for achieving levels of operational excellence and financial results which result in growth in shareholder value. The Company's compensation policy is to provide a total compensation opportunity comparable to the median compensation levels of the companies in the Salomon Brothers Electric Utilities index. The relationship between pay and performance is reinforced by aligning the peer group used for compensation comparison purposes with the same industry peer group used for purposes of comparing total shareholder return.

  The compensation program for officers consists of base salary, annual incentive and, for senior officers, long-term incentive components. The combination of these three elements balances short- and long-term business performance goals and aligns officer financial rewards with Company operating results and shareholder return. Total compensation for any specific year may, of course, be above the median for the peer group in the event performance exceeds goals, or below the median if performance falls short of goals (as was the case for 1992 when no annual executive incentive awards were made and for 1994 with very limited annual incentive awards).

  Annual incentive awards are earned based on the Company's financial and operational plans and results, including relative industry ranking in total return to shareholders. Long-term incentive awards are in the form of shares of Company stock (Restricted Shares) which are awarded at the end of each three-year cycle based upon meeting pre-established goals based on relative shareholder return. Restricted Shares, if any, awarded under the long-term incentive program will vest on the basis of continued service. The officer compensation program is structured so that between 36 and 48 percent of the total compensation opportunity is composed of incentive compensation.

  The Omnibus Budget Reconciliation Act of 1993 included a provision on the deductibility of the compensation earned by a company's five highest paid officers. For 1994, all compensation earned by the Company's five highest paid officers was completely deductible. In the future, the Committee will, considering the best interests of the Company and its shareholders, use its best judgment to continue the complete tax deductibility of the compensation paid to its officers.

OFFICER SALARIES

  The Committee determines base salary ranges for executive officers based upon competitive pay practices. Officer salaries correspond to approximately the median of the companies in the Salomon Brothers Electric Utilities index. Consistent with a Company-wide salary and wage freeze, the Company's officers did not receive a salary increase during 1993. (With the exception of Mr. Derrick, who received an increase in connection with his election as President in December 1992, increases from 1992 salaries shown for the year 1993 in the Summary Compensation Table result from annualization of increases granted during 1992.) Following no salary increase in 1993, the Chief Executive Officer received a 3.7% base salary increase effective May 1, 1994, consistent with Company salary administration programs and the Committee's compensation assessment within the philosophy and framework outlined above.

EXECUTIVE INCENTIVE COMPENSATION PLAN

  In 1983, the Board of Directors established the Executive Incentive Compensation Plan for Company officers and senior executives. Under the plan guidelines, awards for the Chairman, Vice Chairman and President are based upon the Company's progress in achieving plan goals; awards for other officers are based on a combination of corporate goals and individual goals established at the beginning of the year. For awards paid in February 1995 for performance during 1994, the equally weighted corporate goals were (1) earnings relative to corporate plan, (2) achieving corporate goals for cost containment, productivity improvements, customer service, plant efficiency and demand side management, and (3) total return to shareholders in comparison with the Salomon Brothers Electric Utilities index. Application of the plan formula resulted in an incentive award level of 60% of the target award level, compared to a maximum award level of 180% of the target, with the entire award resulting from items (1) earnings (which slightly exceeded threshold plan award levels) and
(2) specific corporate goals (six out of eight goals achieved), with no award amount from item (3) total return to shareholders. Although application of the formula produced an award level of 60% of target, the Committee reduced the total 1994 award level from 60% of the target award level to 40% of the target award level in recognition of the low ranking in 1994 total return to shareholders.

  Although application of the plan formula at 40% of target award level would have resulted in an award of 12% of 1994 base salary for the Chief Executive Officer, no incentive award was made for the year 1994 in view of the Company's low ranking in total return to shareholders for the year 1994 relative to the Salomon Brothers Electric Utilities index.

LONG-TERM INCENTIVE PLAN

  In 1991, the Board of Directors adopted an Executive Restricted Stock Performance Award Program pursuant to the Long-Term Incentive Plan approved by the Company's shareholders effective July 1, 1986. The initial three-year performance period covered the period from 1991 through 1993. At the start of the cycle, each participant became eligible for the award of Performance Shares, with the maximum amounts based upon the participant's salary and the price of Company stock at that date. As previously reported in the March 1994 proxy statement, the initial award under the long-term plan was made in February 1994. The number of shares actually earned was based on the performance measured over the three-year period ended December 31, 1993. Pursuant to the plan formula, the Chief Executive Officer, was awarded 10,402 shares, or 62% of the total award potential of 16,778 fixed at the beginning of the cycle. Under the plan, 50% of the shares earned for the 1991-1993 period vested on January 1, 1995, as reported at page 6 herein in the Long-Term Incentive Plan Payouts column of the Summary Compensation Table. Subject to the participant's continued Company employment, the remaining 50% will vest on January 1, 1996. (These restricted stock awards are shares of common stock subject to limitations on their sale, transfer or pledge until the expiration of the restriction period determined by the Committee at the time of grant.) As reported at page 7, a performance cycle covering the years 1994 through 1996 was approved during 1994, with awards, if any, to be determined in the Spring of 1997. Award potential was determined based upon participant's base salary and market value per share at the beginning of the cycle, consistent with the compensation philosophy and framework outlined above. At the end of the three-year cycle, awards, if any, will be based on the Company's relative ranking in three-year total return to shareholders and relative ranking in average market-to-book value as compared to total return and market-to-book ratios for Salomon Brothers Electric Utilities index for the corresponding three-year period. To receive the maximum award, the Company must be among the top five of all companies included in the Salomon Brothers Electric Utilities index in total return to shareholders and market-to-book ratio. No award recognition is given for performance rankings in the lower third of the index.

                                         HUMAN RESOURCES COMMITTEE

                                         Mr. A. James Clark, Chairman
                                         Mr. Richard E. Marriott
                                         Mr. David O. Maxwell
                                         Ms. Ann D. McLaughlin
                                         Mr. Peter F. O'Malley

  The following chart compares PEPCO's five year cumulative total return to shareholders with the five year cumulative total return for the Salomon Brothers Electric Utilities index and the Dow Jones Utilities index.

                            PERFORMANCE PRESENTATION

                        [PERFORMANCE CHART APPEARS HERE]

                                          SALOMON
                                          BROTHERS     DOW
                                          ELECTRIC     JONES
Measurement Period                        UTILITIES    UTILITIES
(Fiscal Year Covered)        PEPCO        INDEX        INDEX
- ---------------------        ----------   ---------    ----------
Measurement Pt-12/31/1989    $100         $100         $100
FYE 12/31/1990               $ 93         $101         $ 98
FYE 12/31/1991               $121         $130         $123
FYE 12/31/1992               $123         $138         $126
FYE 12/31/1993               $147         $154         $139
FYE 12/31/1994               $109         $136         $117



                         INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors of the Company appointed Price Waterhouse LLP as Independent Public Accountants for the Company for the year 1994 and, upon recommendation of the Audit Committee of the Board, has reappointed the firm for 1995. A representative of Price Waterhouse LLP is expected to attend the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

                            2. SHAREHOLDER PROPOSAL

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.

  Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, who is the record holder of 100 shares of the Company's Common Stock, has notified the Company of her intention to present the following proposal for action at the meeting:

  "RESOLVED: That the shareholders of PEPCO recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the staggered system which was recently adopted."

  The following statement has been supplied by the shareholder submitting this proposal:

  "REASONS: Until recently, directors of PEPCO were elected annually by all shareholders."

  "The great majority of New York Stock Exchange listed corporations elect all their directors each year.

  "This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

  "Last year the owners of 18,615,156 shares, representing 23.1% of shares voting, voted FOR this proposal.

  "If you AGREE, please mark your proxy FOR this resolution."

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, SET FORTH AS ITEM 2 ON THE PROXY.

  The Board of Directors believes that this proposal is not in the best interests of the Company and its shareholders. The Board believes that the present system, providing for the election of directors for three-year terms on a staggered basis rather than one-year terms, enhances the likelihood of continuity and stability in the composition of and in the policies formulated by the Company's Board of Directors. The Board also believes that this, in turn, permits it to represent more effectively the interests of all shareholders.

  In order to be adopted, the shareholder proposal requires the vote of the holders of a majority of the stock present and entitled to vote at a meeting of shareholders at which a quorum is present. Abstentions and broker non-votes will be deemed present and entitled to vote but will not be counted as a vote either for or against this proposal.

                        RECEIPT OF SHAREHOLDER PROPOSALS

  Shareholder proposals must be received by the Company by November 17, 1995 for inclusion in the proxy material for next year's Annual Meeting.

               3. OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

  The Board of Directors knows of no other matters which are likely to be brought before the meeting. However, if any other matter should properly come before the meeting, it is the intention of the person named in the enclosed proxy to vote it in accordance with their judgment on such matters.

                               ----------------

  The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone or by facsimile. The Company expects to reimburse persons holding stock in their names or in those of their nominees for their expenses in sending soliciting materials to their principals.



                                                  [RECYCLING LOGO APPEARS HERE]

                         POTOMAC ELECTRIC POWER COMPANY
                         1900 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20068

                ANNUAL MEETING OF SHAREHOLDERS -- APRIL 26,1995            PROXY

[LOGO OF PEPCO APPEARS HERE]

The undersigned hereby appoints EDWARD F. MITCHELL, H. LOWELL DAVIS and JOHN M. DERRICK, JR., and each of them, proxies of the undersigned, with power of substitution, to attend the above Annual Meeting to be held on Wednesday, April 26, 1995 at 10 a.m. at The Capital Hilton Hotel, 16th and K Streets, N.W., Washington, D.C., and all adjournments thereof, and thereat to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present on matters set forth in the Proxy Statement and upon such other matters as may properly come before the meeting. UNLESS INDICATED TO THE CONTRARY, THIS PROXY SHALL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR ITEM 1 AND
                                                                ---
AGAINST ITEM 2.
- -------
                      THIS PROXY IS SOLICITED ON BEHALF OF
            THE BOARD OF DIRECTORS OF POTOMAC ELECTRIC POWER COMPANY

                           CONTINUED ON REVERSE SIDE

[LOGO OF PEPCO APPEARS HERE]
                                                                          PROXY
- --------------------------------------------------------------------------------
1.ELECTION OF     FOR all nominees listed below           WITHHOLD AUTHORITY
  DIRECTORS           (except as marked to            to vote for all nominees
                      the contrary below)   [_]            listed below  [_]


  (TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH
  THE NOMINEE'S NAME IN THE LIST BELOW.)
  Four to serve for three years
   H. Lowell Davis   John M. Derrick, Jr.  Peter F. O'Malley   Louis A. Simpson
  One to serve for one year
   A. Thomas Young
- --------------------------------------------------------------------------------
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 2 BELOW

2. Shareholder proposal relating to the election of      FOR    AGAINST  ABSTAIN
    Directors........................................    [_]      [_]      [_]



  + + + +
  +
  +
  +
                                               -------------------
                                                   ACCOUNT NO.
                                               -------------------

   Sign here
   as name    X ____________________________________ (L.S.)
   appears    X ____________________________________ (L.S.)   Date _____ , 1995
   above

Attorneys, executors, administrators, trustees and corporate officials should indicate the capacity in which they are signing. Shares held in the Shareholder Dividend Reinvestment Plan are voted on this Proxy.